Eastman Reports 14% Increase in Adjusted EPS for First-Quarter 2015

KINGSPORT, Tenn., April 30, 2015 - Eastman Chemical Company (NYSE:EMN) today announced earnings, excluding non-core or non-recurring items, of $1.84 per diluted share for first quarter 2015 versus $1.61 per diluted share for first quarter 2014. Reported earnings were $1.14 per diluted share for first quarter 2015 versus $1.52 per diluted share for first quarter 2014. For detail of the excluded items and reconciliation to reported company and segment earnings, see Tables 3 and 4.

“We’re off to a strong start to the year with excellent first-quarter earnings, demonstrating our focus on execution in difficult business conditions,” said Mark Costa, chairman and CEO. “We’ve done a good job of improving operating margins, reflecting the more specialty nature of our portfolio and our continued discipline in managing costs. With our first-quarter results, we are well positioned to deliver our sixth consecutive year of earnings growth in 2015.” See the second paragraph under “Outlook” for the items excluded from annual earnings comparisons.

(In millions, except per share amounts)	1Q2015	1Q2014
Sales revenue	$2,443	$2,305
Earnings per diluted share	$1.14	$1.52
Earnings per diluted share excluding non-core or non-recurring items*	$1.84	$1.61
Net cash provided by (used in) operating activities	$91	$(30)

*For reconciliation to reported company and segment earnings, see Tables 3 and 4.

Corporate Results 1Q 2015 versus 1Q 2014

Sales revenue for first quarter 2015 was $2.4 billion, a 6 percent increase compared with first quarter 2014, primarily due to sales revenue from the Taminco Corporation, Commonwealth Laminating & Coating Inc., and aviation turbine oil businesses acquired in 2014 partially offset by lower selling prices primarily due to lower raw material and energy costs. Excluding the items described in Tables 3 and 4, first-quarter 2015 operating earnings were $435 million compared with $383 million for first quarter 2014. The increase was primarily due to both improved spread, as lower raw material and energy costs exceeded lower selling prices, and earnings from acquired businesses. These were partially offset by lower earnings in the Fibers segment, an unfavorable shift in foreign currency exchange rates, and the negative impact of propane hedges. Reported first-quarter 2015 operating earnings were $311 million compared with $361 million for first quarter 2014.

Segment Results 1Q 2015 versus 1Q 2014

Additives & Functional Products - Sales revenue increased primarily due to sales of products of the acquired Taminco specialty amines and crop protection businesses partially offset by lower selling prices due to lower raw material and energy costs. Operating earnings increased to $120 million for first quarter 2015 compared with $94 million for first quarter 2014 primarily due to earnings from acquired businesses and improved spread as lower raw material and energy costs exceeded lower selling prices, partially offset by an unfavorable shift in foreign currency exchange rates and the negative impact of propane hedges.

Adhesives & Plasticizers - Sales revenue decreased primarily due to an unfavorable shift in foreign currency exchange rates and lower plasticizers selling prices. Lower plasticizers selling prices were primarily in response to lower raw material and energy costs and continued competitive pressure. Operating earnings increased to $53 million for first quarter 2015 compared with $47 million for first quarter 2014 due to adhesives resins products earnings. This increase resulted from slightly higher adhesives resins selling prices attributed to solid demand in packaging and hygiene markets and constrained industry supply due to limited raw material availability, and lower raw material and energy costs, partially offset by an unfavorable shift in foreign currency exchange rates.

Advanced Materials - Sales revenue decreased as sales of products of the acquired Commonwealth Laminating & Coating performance films business were more than offset by an unfavorable shift in foreign currency exchange rates and lower selling prices primarily for copolyesters due to lower raw material and energy costs. Excluding non-core or non-recurring items in both periods, operating earnings increased to $75 million for first quarter 2015 compared with $71 million for first quarter 2014 primarily due to earnings from the acquired business.

Fibers - Sales revenue decreased primarily due to lower acetate tow and acetyl intermediates sales volume attributed to customer inventory destocking. Excluding costs of the shutdown of the Workington, UK acetate tow manufacturing site in first quarter 2015, operating earnings decreased to $90 million for first quarter 2015 compared with $117 million for first quarter 2014 due to lower acetate tow sales volume and related lower capacity utilization resulting in higher unit costs partially offset by lower raw material and energy costs.

Specialty Fluids & Intermediates - Sales revenue increased primarily due to sales of products of the acquired Taminco functional amines and aviation turbine oil businesses and higher intermediates sales volume, partially offset by lower selling prices for olefin-based intermediates. The lower olefin-based intermediates selling prices were primarily in response to lower raw material and energy costs. Operating earnings increased to $102 million for first quarter 2015 compared to $64 million for first quarter 2014 due to both improved spread as lower raw material and energy costs exceeded lower selling prices and earnings from the acquired businesses, partially offset by the negative impact of propane hedges.

Cash Flow

Eastman generated $91 million in cash flows from operating activities during first quarter 2015. Strong earnings were partially offset by a seasonal increase in working capital. The first-quarter working capital increase was lower than usual primarily due to the impact on inventories of the recent decline in raw material and energy costs.

Outlook

Commenting on the outlook for full year 2015, Costa said: “Our outlook since January has improved as our first quarter year over year earnings growth demonstrates that we are benefitting from strong leadership positions in key markets, the diversity of end-markets and geographies we serve, and improved product mix from market adoption of our specialty products. We face increasing challenges including global economic uncertainty, the strengthening U.S. dollar, and the impact of volatile oil prices. Given our strong start to the year, expectations for solid volume growth in our specialty businesses and continued strong results from recent acquisitions, as well as our discipline in managing costs, we are now well positioned for our sixth consecutive year of EPS growth. We also continue to expect strong cash flow generation.”  Non-core and non-recurring items are excluded from the earnings per share projection.

The earnings for 2014, 2013, 2012, 2011, 2010, and 2009 referenced in the second paragraph of this release are non-GAAP and exclude the non-core or non-recurring items detailed, with reconciliation to GAAP earnings, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Reports on Form 10-K for 2014, 2013, 2012, and 2011.

Eastman will host a conference call with industry analysts on May 1, 2015 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 913-312-1295, passcode number 6673127. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, May 1, to 11:00 a.m. ET, May 11, at 888-203-1112 or 719-457-0820, passcode 6673127.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for future global economic conditions; competitive position and acceptance of specialty products in key markets; mix of products sold; foreign currency exchange rates; raw material and energy costs, including crude oil prices, and other costs; non-core or non-recurring costs, charges, income, and gains; revenue and earnings from acquired businesses; and revenue, earnings, and cash flow for full year 2015. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-K filed for 2014 available, and the Form 10-Q to be filed for first quarter 2015 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2014 revenues of approximately $9.5 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 15,000 people around the world. For more information, visit www.eastman.com.

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Contacts:

Media:  Tracy Kilgore
423-224-0498 / tjkilgore@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
April 30, 2015

For Eastman Chemical Company First Quarter 2015 Financial Results Release

Table 1 – Statements of Earnings

	First Quarter
(Dollars in millions, except per share amounts; unaudited)	2015	2014
Sales	$2,443	$2,305
Cost of sales	1,787	1,710
Gross profit	656	595
Selling, general and administrative expenses	180	168
Research and development expenses	56	53
Asset impairments and restructuring charges, net	109	13
Operating earnings	311	361
Net interest expense	66	42
Other charges (income), net	(11)	(3)
Earnings before income taxes	256	322
Provision for income taxes	84	88
Net earnings	172	234
Less: net earnings attributable to noncontrolling interest	1	1
Net earnings attributable to Eastman	$171	$233

Basic earnings per share attributable to Eastman	$1.15	$1.54
Diluted earnings per share attributable to Eastman	$1.14	$1.52

Shares (in millions) outstanding at end of period	148.7	150.2
Shares (in millions) used for earnings per share calculation
Basic	148.7	151.4
Diluted	149.7	153.0

Table 2A – Segment Sales Information

	First Quarter
(Dollars in millions, unaudited)	2015	2014
Sales by Segment
Additives & Functional Products	$609	$423
Adhesives & Plasticizers	320	345
Advanced Materials	561	581
Fibers	284	354
Specialty Fluids & Intermediates	657	601
Total Sales by Segment	2,431	2,304
Other	12	1
Total Eastman Chemical Company	$2,443	$2,305

Table 2B – Sales Revenue Change

	First Quarter 2015 Compared to First Quarter 2014
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Acquired Businesses Effect (1)	Price Effect	Exchange Rate Effect

Additives & Functional Products	44%	1%	50%	(5)%	(2)%
Adhesives & Plasticizers	(7)%	(1)%	—%	(2)%	(4)%
Advanced Materials	(3)%	(1)%	5%	(3)%	(4)%
Fibers	(20)%	(21)%	—%	1%	—%
Specialty Fluids & Intermediates	9%	2%	24%	(16)%	(1)%

Total Eastman Chemical Company	6%	(3)%	17%	(6)%	(2)%

(1) Contribution to revenue of businesses acquired after first quarter 2014.

Table 2C – Sales by Region

	First Quarter
(Dollars in millions, unaudited)	2015	2014
Sales by Region
United States and Canada	$1,160	$1,073
Asia Pacific	517	601
Europe, Middle East, and Africa	625	514
Latin America	141	117
Total Eastman Chemical Company	$2,443	$2,305

Table 3 - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations

	First Quarter
(Dollars in millions, unaudited)	2015	2014
Segment Operating Earnings (Loss) and Non-Core or Non-Recurring Items
Additives & Functional Products
Operating earnings	$120	$94
Adhesives & Plasticizers
Operating earnings	53	47
Advanced Materials
Operating earnings	68	61
Additional costs of acquired inventories (1)	7	—
Asset impairments and restructuring charges, net (2)	—	10
Excluding non-core or non-recurring items	75	71
Fibers
Operating earnings	(7)	117
Asset impairments and restructuring charges, net (3)	97	—
Excluding non-core or non-recurring items	90	117
Specialty Fluids & Intermediates
Operating earnings	102	64
Total Segment Operating Earnings
Operating earnings	336	383
Asset impairments and restructuring charges, net	97	10
Additional costs of acquired inventories	7	—
Excluding non-core or non-recurring items	$440	$393
Other
Operating earnings (loss)
Growth initiatives and businesses not allocated to segments	(26)	(13)
Pension and other postretirement benefit plans income (expense), net not allocated to operating segments	9	3
Acquisition integration, transaction, and restructuring costs	(8)	(12)
Operating loss before non-core or non-recurring items	(25)	(22)
Asset impairments and restructuring charges, net (4)	12	3
Acquisition integration and transaction costs (5)	8	9
Operating loss excluding non-core or non-recurring items	(5)	(10)
Total Eastman Chemical Company
Total operating earnings	311	361
Asset impairments and restructuring charges, net	109	13
Acquisition integration and transaction costs	8	9
Additional costs of acquired inventories	7	—
Total operating earnings excluding non-core or non-recurring items	$435	$383

(1)
As required by purchase accounting, acquired Commonwealth Laminating and Coating, Inc. inventories were marked to fair value. Included in first quarter 2015 earnings are additional costs of these inventories. In first quarter 2015, the remaining portion of these inventories were sold resulting in an increase in cost of sales.

(2)	Included in first quarter 2014 earnings are asset impairments and restructuring charges primarily for the closure of a production facility in Taiwan for the Flexvue® performance films product line.

(3)	Included in first quarter 2015 earnings are asset impairments and restructuring charges for the closure of the Workington, UK, acetate tow manufacturing site.

(4)	Included in first quarter 2015 earnings are asset impairment and restructuring charges of $12 million resulting from the decision to discontinue a growth initiative reported in "other".

(5)
Included in first quarter 2015 earnings are integration and transaction costs primarily for the completed acquisitions of Taminco Corporation and Commonwealth Laminating & Coating, Inc. Included in first quarter 2014 earnings are integration costs for the acquired Solutia businesses.

Table 4 – Operating Earnings, Earnings, and Earnings Per Share Non-GAAP Reconciliations

	First Quarter 2015
	Operating Earnings	Earnings Before Income Taxes	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$311	$256	$171	$1.14
Non-Core or Non-Recurring Items:
Asset impairments and restructuring charges, net (2)	109	109	96	0.64
Acquisition integration and transaction costs (2)	8	8	5	0.03
Additional costs of acquired inventories (2)	7	7	4	0.03
Excluding non-core or non-recurring items	$435	$380	$276	$1.84

	First Quarter 2014
	Operating Earnings	Earnings Before Income Taxes	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$361	$322	$233	$1.52
Non-Core or Non-Recurring Items:
Asset impairments and restructuring charges, net (2)	13	13	9	0.06
Acquisition integration costs (2)	9	9	5	0.03
Excluding non-core or non-recurring items	$383	$344	$247	$1.61

(1)	Excluding the tax impact of non-core or non-recurring items, the first quarter 2015 effective tax rate was 27 percent compared to 28 percent for first quarter 2014.

(2)	See Table 3 for description of asset impairments and restructuring charges, net, acquisition integration and transaction costs, and additional costs of acquired inventories.

Table 5 – Statements of Cash Flows

	First Quarter
(Dollars in millions, unaudited)	2015	2014
Cash flows from operating activities
Net earnings	$172	$234
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	145	107
Asset impairment charges	88	8
Provision for deferred income taxes	16	32
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(91)	(118)
(Increase) decrease in inventories	21	(116)
Increase (decrease) in trade payables	(108)	(21)
Pension and other postretirement contributions (in excess of) less than expenses	(23)	(12)
Variable compensation (in excess of) less than expenses	(80)	(93)
Other items, net	(49)	(51)
Net cash provided by (used in) operating activities	91	(30)
Cash flows from investing activities
Additions to properties and equipment	(125)	(122)
Proceeds from sale of assets	4	4
Additions to capitalized software	(1)	(1)
Net cash used in investing activities	(122)	(119)
Cash flows from financing activities
Net increase in commercial paper borrowings	93	257
Proceeds from borrowings	—	125
Dividends paid to stockholders	(59)	(53)
Treasury stock purchases	(26)	(260)
Dividends paid to noncontrolling interests	(2)	(3)
Proceeds from stock option exercises and other items, net	11	32
Net cash provided by financing activities	17	98
Effect of exchange rate changes on cash and cash equivalents	(4)	(1)
Net change in cash and cash equivalents	(18)	(52)
Cash and cash equivalents at beginning of period	214	237
Cash and cash equivalents at end of period	$196	$185

Table 5A – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliation

	First Quarter
(Dollars in millions, unaudited)	2015	2014
Net cash provided by (used in) operating activities	$91	$(30)
Additions to properties and equipment	(125)	(122)
Free Cash Flow	$(34)	$(152)

Table 6 – Selected Balance Sheet Items

	March 31,	December 31,
(Dollars in millions, unaudited)	2015	2014

Cash and cash equivalents	$196	$214
Long-term Borrowings	7,293	7,248
Total Eastman Stockholders' Equity	3,443	3,510